UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2017

ADAMAS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36399	42-1560076
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1900 Powell Street, Suite 750 Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 450-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer
On June 26, 2017, the board of directors of Adamas Pharmaceuticals, Inc. (the “Company”) appointed Alfred G. Merriweather as the Company’s Chief Financial Officer, effective June 29, 2017. In such capacity, Mr. Merriweather will also serve as the Company’s principal financial officer and principal accounting officer.
Mr. Merriweather, age 63, has held executive leadership roles at numerous companies in the life sciences industry throughout his career. Before coming to the Company, he was Chief Financial Officer at RainDance Technologies, Inc., a life science tools company, from November 2013 to February 2017, where he was responsible for the finance, information technology, human resources and general legal functions. Prior to RainDance, he served as Chief Financial Officer of Verinata Health, Inc., a prenatal laboratory testing company, from January 2012 to July 2013, where he was responsible for the finance and general legal functions, and as Senior Vice President and Chief Financial Officer of Celera Corporation, a diagnostic products and laboratory testing company, from December 2010 until May 2011, where he was responsible for the finance and information technology functions. Mr. Merriweather has spent over 25 years in senior financial positions at several private and public life science companies, including Monogram Biosciences, Inc. and Laserscope. Mr. Merriweather received a Bachelor’s degree from the University of Cambridge in the United Kingdom.
In connection with Mr. Merriweather’s appointment as the Company’s Chief Financial Officer, the Company entered into an employment offer letter with Mr. Merriweather pursuant to which Mr. Merriweather will receive: (a) a base salary of $400,000; (b) a target bonus of 40% of his base salary; (c) a stock option to purchase 112,500 shares of the Company’s Common Stock, and a restricted stock unit award to acquire 18,750 shares of the Company’s Common Stock, in each case vesting over four years; and (d) relocation assistance in an amount of up to $250,000 (which relocation assistance is not subject to any tax gross up).
Retirement of Former Chief Financial Officer
On June 28, 2017, the Company announced the retirement of William Dawson, the Company’s Chief Financial Officer, effective June 29, 2017. In connection with Mr. Dawson’s retirement, on June 27, 2017, the Company entered into a separation agreement with Mr. Dawson pursuant to which: (a) Mr. Dawson’s employment will terminate on September 30, 2017; (b) Mr. Dawson ceased to be Chief Financial Officer on June 29, 2017; (c) between June 29, 2017, and September 30, 2017, Mr. Dawson will continue to receive his current base salary; (d) his options will continue to vest and he will continue to be eligible for the Company’s standard benefits, subject to the terms of such plans and programs; (e) subject to the conditions set forth in the separation and consulting agreement, the Company shall retain Mr. Dawson as a consultant from October 1, 2017, through March 31, 2018, and if so retained Mr. Dawson will receive consulting fees in the amount of $15,000 per month; (f) the vesting of Mr. Dawson’s stock options shall cease on September 30, 2017; and (g) the post-termination option exercise period of such option shall continue until June 30, 2019.
Mr. Dawson’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adamas Pharmaceuticals, Inc.

Dated:	June 28, 2017	By:	/s/ Gregory T. Went
Gregory T. Went
Chief Executive Officer and Chairman of the Board

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